Exhibit 10.15

COMMISSION AGREEMENT

THIS COMMISSION AGREEMENT (“AGREEMENT”) is effectively dated as of August 11, 2009 by and between XTENT, INC., a Delaware Corporation (“SELLER”), and COUNSEL RB CAPITAL LLC., a Delaware corporation (the “AUCTIONEER”).

RECITALS:

The SELLER has engaged the services of the AUCTIONEER to conduct one or more public auction(s) and/or private sale(s) of certain property of the SELLER (collectively, “SALE”) pursuant to the terms of this AGREEMENT.  The SELLER and the AUCTIONEER (collectively, “PARTIES”) have agreed to execute this AGREEMENT so as to document the terms of the SELLER’S engagement of the AUCTIONEER in connection with the SALE.

NOW, THEREFORE, in consideration of these premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PARTIES agree as follows:

Section 1.  Purpose of Agreement.  The SELLER hereby hires the AUCTIONEER, as the SELLER’s exclusive agent, to conduct the SALE of the personal property of the SELLER that is listed and described on Exhibit “A” attached hereto and made a part hereof (collectively, “ASSETS”), upon the terms and conditions set forth herein.

Section 2.  Manner of Sale.  The SELLER hereby authorizes the AUCTIONEER:  (a) to sell the ASSETS, in whole or in part, at a public auction(s) and/or private sale(s) to the highest bidder thereof; and (b) to include other assets (other than assets that are duplicates of any ASSET) in such auction(s) to increase public attendance.  Although the AUCTIONEER shall endeavor to consult with the SELLER regarding the manner and method of the SALE, the AUCTIONEER shall have the authority to conduct the SALE in the manner, and utilizing the methods, that the AUCTIONEER deems, in its professional judgment, to be appropriate.  The SELLER hereby agrees that it will not effectuate any SALE of any of the ASSETS on its own without utilizing the services of the AUCTIONEER in connection therewith.  The AUCTIONEER:  (i) does not guarantee that any SALE shall be completed; and (ii) shall not be responsible for any purchaser that fails to live up to its obligation to complete a purchase of any of the ASSETS.  It is the present intention of the AUCTIONEER to conduct the SALE on or about October 6, 2009. AUCTIONEER shall remove all ASSETS from the PREMISES (as defined below) prior to the TERMINATION DATE.  In connection therewith, SELLER shall take reasonable steps to ensure that the disconnection of utilities from ASSETS and the removal of ASSETS is conducted only by qualified personnel, in a manner that does not cause damage other ASSETS or the PREMISES.  Notwithstanding the foregoing, if the modular clean-room that is located on the PREMISES and that is expressly treated as SELLER’s “sole property” pursuant to the Lease dated September 15, 2003, by and between SELLER and 125 Constitution Associates, L.P., as the same has been amended to date (the “LEASE”) is not sold pursuant to the SALE, then AUCTIONEER shall not be responsible for removing it.

Section 3.  Commission; Gross Proceeds; Expenses; Etc.  The SELLER shall not pay any commission to the AUCTIONEER. The AUCTIONEER shall advance and the SELLER shall reimburse the AUCTIONEER for all reasonable and documented expenses incurred by the AUCTIONEER in connection with the SALE (collectively, “AUCTIONEER’S EXPENSES”), including but not limited to ad placement fees and all other advertising expenses, digital photography of the ASSETS, brochure and catalog production, print and electronic media production, labor, creative services, telemarketing, data list purchases, facsimile charges, postage, travel, accounting, equipment rental, insurance, permits and any other out-of-pocket charges incurred by the AUCTIONEER or otherwise relating to the SALE.  The amount of the AUCTIONEER’S EXPENSES for which the SELLER is obligated to reimburse the AUCTIONEER will be capped at Thirty Five Thousand Dollars ($35,000). As used herein, the term “GROSS PROCEEDS” excludes any and all “BUYER PREMIUMS” (as that term is commonly understood by the AUCTIONEER to mean) which shall be paid by the purchaser(s) of the ASSETS (“PURCHASER” or “PURCHASERS”) to the AUCTIONEER in connection with the SALE and any subsequent sale of any unsold ASSET made within two (2) months of the SALE.  The AUCTIONEER intends to charge each PURCHASER a BUYER PREMIUM in an amount equal to twelve and one-half percent (12.5%) of the aggregate GROSS PROCEEDS paid by each such PURCHASER; provided, however, that the BUYER PREMIUM that certain PURCHASERS shall be obligated to pay shall be an amount equal to fifteen percent (15%) of the aggregate GROSS PROCEEDS paid by such PURCHASERS since the AUCTIONEER is obligated to pay its internet provider or such other third party a commission or internet related fee equal to two and one-half percent (2.5%) of such GROSS PROCEEDS.

Notwithstanding anything contained in this section to the contrary, SELLER shall retain the right to cancel the SALE and pay a cancellation fee as follows:  (i) Fifty Thousand Dollars ($50,000) plus actual incurred expenses if cancelled prior to the mailing of the auction brochure; and (ii) Seventy Five Thousand Dollars ($75,000) plus actual incurred expenses if cancelled after mailing of the auction brochure.  In addition, SELLER shall retain the right to remove from the SALE any ASSETS that SELLER sells to a third party who has purchased intellectual property of the SELLER (“BUNDLED ASSETS”).  In the event SELLER removes any BUNDLED ASSETS from the SALE, SELLER will pay to AUCTIONEER a fee of Fifty Thousand Dollars ($50,000); and will reimburse AUCTIONEER for actual incurred expenses.

Section 4.  Sale Proceeds.  The SELLER hereby authorizes the AUCTIONEER to accept direct payment of the GROSS PROCEEDS from the PURCHASERS.  Within fifteen (15) business days from the date of the SALE, the AUCTIONEER shall deliver to the SELLER an amount equal to the following (“NET PROCEEDS”) — the amount of the GROSS PROCEEDS, less the AUCTIONEER’S EXPENSES (subject to the terms of Section 3 hereof).  All BUYER PREMIUMS are the sole property of the AUCTIONEER.  At the time that the AUCTIONEER delivers the NET PROCEEDS to the SELLER, the AUCTIONEER shall deliver to the SELLER an itemized accounting of the SALE.

Section 5.  Location of Assets.  The ASSETS are located on the parcel(s) of real property located at 125 Constitution Drive, Menlo Park, CA (the “PREMISES”).

Section 6.  Use of the Premises.  The SELLER:  (a) authorizes the AUCTIONEER to enter and use the PREMISES for the purposes of — (i) storing the ASSETS thereupon, (ii) preparing for and conducting the SALE thereupon, and (iii) otherwise exhibiting the ASSETS; (b) shall not charge the AUCTIONEER any rent, storage fees, utilities, or any other fees associated with the AUCTIONEER’s use of the PREMISES in accordance with the terms of this Section; and (c) shall provide adequate utilities to the PREMISES, at the SELLER’s sole expense, to allow the AUCTIONEER — (i) to demonstrate and exhibit the ASSETS to any prospective PURCHASER, and (ii) to conduct the SALE.  Notwithstanding any of the terms of this Section to the contrary, the SELLER’s obligations to the AUCTIONEER under this Section shall:  (A) commence upon the mutual execution and delivery of this AGREEMENT; and (B) terminate, unless otherwise extended by the PARTIES, seventy five (75) days following the mutual execution and delivery of the AGREEMENT (“TERMINATION DATE”).  Notwithstanding the foregoing, the SELLER shall not be obligated to do, and AUCTIONEER agrees no to do, anything that would cause SELLER to violate any provision of the LEASE.

Section 7.  Term of Agreement.  With the exception of the agreements of the PARTIES described in Sections 10, 17 and 18 hereof, the rights and obligations of the PARTIES under this AGREEMENT shall terminate upon the completion of the SALE of all of the ASSETS by the AUCTIONEER, the removal of the ASSETS following the SALE (which, consistent with the terms of the immediately preceding Section hereof, shall take place prior to the 75th day following the mutual execution and delivery of the AGREEMENT, and the satisfaction of the PARTIES’ respective payment obligations to one another set forth herein (“TERMINATION DATE”).  Prior to the SALE, the PARTIES will conduct a joint walk-through inspection (“INITIAL INSPECTION”) of the PREMISES to identify ASSETS that may require alterations to the PREMISES or fixtures thereto in order to be removed properly.  Following the removal of ASSETS and prior to the TERMINATION DATE, the PARTIES shall conduct a second joint walk-through inspection (“FINAL INSPECTION”) of the PREMISES, at which time SELLER will notify AUCTIONEER of any ASSETS that have not been removed from the PREMISES, or damages to the PREMISES caused by the removal of the ASSETS from the PREMISES or the disconnection of utilities from ASSETS.  Except for damages that are unavoidable due to the nature of specific ASSETS (for example, a piece of equipment too large to pass through any available doorway) AUCTIONEER shall be responsible, at AUCTIONEER’s expense for repairing all such damages.  Except for any such damages brought to AUCTIONEER’s attention on the date of the FINAL INSPECTION, the AUCTIONEER shall have no obligation to remove unsold ASSETS from the PREMISES, to disconnect any utilities to unsold ASSETS, or to repair any damages to the PREMISES that are caused by the removal of the ASSETS from the PREMISES or the disconnection of utilities to sold ASSETS, unless the SELLER is able to prove that the damages are the direct result of the AUCTIONEER’s negligence or misconduct.

Section 8.  Liability and Workers’ Compensation Insurance.  The AUCTIONEER shall provide the SELLER with evidence that the AUCTIONEER has:  (a) public liability and property damage insurance — (i) insuring the AUCTIONEER against loss as a result of personal injury or property damage in connection with the ASSETS, the PREMISES and any SALE, (ii) with limits of not less than Three Million Dollars ($3,000,000.00) in the aggregate as to personal injury, and (iii) naming the SELLER as an additional insured; and (b) workers’ compensation insurance with limits of coverage that comply with applicable laws and regulations.  The AUCTIONEER shall maintain the insurance described in this Section until the TERMINATION DATE.

Section 9.  Casualty Insurance.  Until such time as title to and possession of the ASSETS is delivered to the PURCHASER, the SELLER (and not the AUCTIONEER) shall obtain and thereafter maintain a policy or policies of all-risk or fire and extended coverage casualty insurance, and vandalism and malicious mischief, for the ASSETS:  (a) in an amount not less than the full insurable value of the ASSETS; and (b) names the AUCTIONEER as an additional insured.  In the event that, prior to the SALE of all of the ASSETS, all or any portion of the ASSETS shall be lost or damaged by fire or other casualty, or by theft or vandalism, the AUCTIONEER shall be entitled to receive a portion of the insurance proceeds therefrom in an amount equal to the AUCTIONEER’S EXPENSES incurred to date (subject to the terms of Section 3 hereof), plus (Z) an additional twelve and one-half percent (12.5%) of such insurance proceeds since that is the standard amount of the BUYER PREMIUM that the AUCTIONEER would have received were it not for such fire or other casualty, or theft or vandalism.

Section 10.  Default; Termination of Agreement.  In the event that the SELLER materially violates the terms of, or fails to perform its obligations under, this AGREEMENT, and fails to remedy such violation of failure within a reasonable time following notice from AUCTIONEER, the AUCTIONEER may terminate the AUCTIONEER’s obligations under this AGREEMENT, upon the delivery of written notice thereof to the SELLER, and the SELLER shall promptly pay to the AUCTIONEER an amount equal to the sum of:  (a) all of the AUCTIONEER’S EXPENSES incurred to date (subject to the terms of Section 3 hereof); plus (b) an amount equal to the twelve and one-half percent (12.5%) of the greater of — (i) the appraised fair market value of the ASSETS, or (ii) if the SELLER sold or otherwise approved the SALE of all or a portion of the ASSETS without utilizing the services of the AUCTIONEER in connection therewith (“UNAUTHORIZED SALE”), the GROSS PROCEEDS of the UNAUTHORIZED SALE.  Notwithstanding the terms of the preceding sentence to the contrary, in lieu of terminating the AUCTIONEER’s obligations under this AGREEMENT following such a violation or failure by the SELLER, if the AUCTIONEER proceeds with the SALE and the AUCTIONEER’S EXPENSES are increased due to such a violation or failure by the SELLER, the SELLER shall be obligated to reimburse the AUCTIONEER for such additional AUCTIONEER’S EXPENSES.  In the event that the AUCTIONEER materially violates the terms of, or materially fails to perform its obligations under, this AGREEMENT, and fails to remedy such violation of failure within a reasonable time following notice from SELLER, the SELLER may terminate this AGREEMENT, upon the delivery of written notice thereof to the AUCTIONEER, and the AUCTIONEER shall promptly pay to the SELLER all NET PROCEEDS received prior to the date of such termination.

Section 11.  Seller’s Authorizations Regarding Bills of Sale.  The SELLER hereby authorizes the AUCTIONEER to execute, on the SELLER’s behalf, all bills of sale, receipts and other documents necessary to transfer title to the ASSETS to the PURCHASER upon payment of the GROSS PROCEEDS.

Section 12.  Satisfaction of Liens.  Notwithstanding the SELLER’s representations that are more fully described below, in the event any claim is made by any alleged creditor for the payment of sums due (collectively, “CLAIM”) in connection with any liens, encumbrances, security interests, adverse claims, mortgages, pledges, liabilities, conditional sale agreements, restrictions and charges of any kind associated with any of the ASSETS (collectively, “LIENS”), the SELLER shall use its best good faith efforts to expeditiously resolve, settle or pay the amount of the CLAIM so as to discharge all LIENS associated with the ASSETS and to obtain a full and complete release thereof.

Section 13.  Representations of the Seller.  The SELLER represents and warrants to the AUCTIONEER that:

(a)                                  on or before the time of the SALE, the SELLER shall receive the authorization to sell the ASSETS free and clear of all LIENS;

(b)                                 the SELLER has the authority and has performed all acts necessary to sell, transfer and deliver good and merchantable title to the ASSETS to the PURCHASER free and clear of all LIENS and agrees to defend the Purchaser’s title therein against each and every person whomsoever may bring a CLAIM or otherwise seek to enforce any LIEN;

(c)                                  other than the BUYER PREMIUM, no brokerage fees are due and owing in connection with the SALE;

(d)                                 the person executing this AGREEMENT on behalf of the SELLER is duly authorized to do so;

(e)                                  the AUCTIONEER has no obligation whatsoever to purchase, sell, make, store, handle, treat, dispose, generate, transport or remove any HAZARDOUS SUBSTANCES that may be located at the PREMISES or otherwise associated with the ASSETS.

The term “HAZARDOUS SUBSTANCES” means, collectively, any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to — (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. ‘9601(14), as a “hazardous substance,” (ii) the Resource, Conservation and Recovery Act, 42 U.S.C.A. ‘‘6903(5) and 6921, as a “hazardous waste,” or (iii) any other laws, statutes, or regulations of a government or political subdivision or agency thereof, as presenting an imminent and substantial danger to the public health or welfare or to the environment, or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation.

Section 14.  Representations of the Auctioneer.  The AUCTIONEER represents and warrants to the SELLER that:

(a)                                  all necessary authority to conduct the SALE has been obtained by the AUCTIONEER;

(b)                                 the person executing this AGREEMENT on behalf of the AUCTIONEER is duly authorized to do so; and

(c)                                  the terms of this AGREEMENT are binding upon and enforceable against the AUCTIONEER.

Section 15.  Assignment of Service Agreements; Manuals; Etc.  To the extent available, and to the extent permitted, the SELLER agrees to assign to the PURCHASER, without additional consideration from the AUCTIONEER or the PURCHASER, any and all service agreements, warranties, operating agreements, maintenance agreements, manuals, plans, and all similar and other documents relating to the ASSETS or the SALE which are in the possession or under the control of the SELLER (collectively, “SERVICE AGREEMENTS”).  The SERVICE AGREEMENTS shall be delivered to the

PURCHASER at the time of the consummation of the SALE, unless otherwise agreed to by the PARTIES and the PURCHASER in writing.  Notwithstanding any of the terms of this Section to the contrary, the SELLER is not obligated to deliver any SERVICE AGREEMENT that is not in the possession or under the control of the SELLER.

Section 16.  Advertising; Disclaimers of Warranties; Etc.  The SELLER hereby authorizes the AUCTIONEER:  (a) to use the SELLER’s name, without additional consideration from the AUCTIONEER, in promotional materials pertaining to the SALE; and (b) to state both in its advertising of the SALE and at the SALE that — (i) all ASSETS are being sold, “AS IS, WHERE IS, AND WITH ALL FAULTS,” and otherwise to include any disclaimers of warranty, including but not limited to disclaimers of the warranties of merchantability and fitness for a particular purpose or use, and (ii) “THERE IS NO WARRANTY RELATING TO TITLE, POSSESSION, QUIET ENJOYMENT, OR THE LIKE IN THE DISPOSITION OF ANY OF THE ASSETS.”  The SELLER hereby acknowledges and agrees that the AUCTIONEER:  (A) has no knowledge with respect to, and has no obligation to investigate, the merchantability or fitness for any particular purpose or use of any of the ASSETS; and (B) has no duty to comply with the relevant provisions of the SECURED TRANSACTIONS LAWS (if applicable), including but not limited to the delivery of any requisite notice to third parties, as it is the SELLER’s responsibility to ensure that every aspect of the SALE shall be commercially reasonable (if applicable). SELLER hereby grants AUCTIONEER a non-exclusive license to use its Trademark and/or Logo throughout the world, in all media now or hereafter known, including without limitation on and in advertising or promotional materials.

Section 17.  Indemnifications by the Seller.  The SELLER hereby indemnifies, defends and agrees to hold harmless the AUCTIONEER and the AUCTIONEER’s officers, agents and employees from and against any and all claims, demands, liabilities, judgments, damages, settlements, costs and expenses (including but not limited to court costs and attorneys’ fees) (individually a “LOSS” and collectively the “LOSSES”) that may be sustained or incurred by the AUCTIONEER as a result of:

(a)                                  any CLAIM (as that term is defined in Section 12 hereof);

(b)                                 the ASSETS not being free and clear of all LIENS;

(c)                                  any acts or omissions of the SELLER that result in — (i) personal or property injury incurred at the PREMISES, (ii) a violation of any governmental statute, ordinance or code related to the ASSETS or the PREMISES, or (iii) a violation of any security interest, license agreement, patent or other encumbrance restricting the SALE or the use of the ASSETS;

(d)                                 any claim made by a third party for commissions allegedly due and owing in connection with the SALE;

(e)                                  any environmental action being brought — (i) because the ASSETS allegedly were involved in, or are somehow related to, the storage, handling, treatment, disposition, generation, or transportation of HAZARDOUS SUBSTANCES, or (ii) against the AUCTIONEER in connection with any remedial actions associated with the ASSETS or the PREMISES; or

(f)                                    any material misrepresentation of the warranties more fully described in Section 13 hereof.

Notwithstanding the above, to the extent an LOSS or LOSSES are caused by the AUCTIONEER’S negligence or willful or intentional misconduct, SELLER shall not be required to indemnify AUCTIONEER for such LOSS or LOSSES.

Section 18.  Indemnifications by the Auctioneer.  The AUCTIONEER hereby indemnifies, defends and agrees to hold harmless the SELLER and the SELLER’s officers, agents and employees from and against any and all claims, demands, liabilities, judgments, damages, settlements, costs and expenses (including but not limited to court costs and attorneys’ fees) that may be sustained or incurred by the SELLER as a result of:

(a)                                  any acts or omissions of the AUCTIONEER that result in — (i) personal or property injury incurred at the PREMISES, or (ii) a violation of any governmental statute, ordinance or code related to the ASSETS or the PREMISES;

(b)                                 any claim made by a third party for commissions allegedly due and owing in connection with the SALE; or

(c)                                  any material misrepresentation of the warranties more fully described in Section 14 hereof.

Notwithstanding the above, to the extent an LOSS or LOSSES are caused by the SELLER’S negligence or willful or intentional misconduct, AUCTIONEER shall not be required to indemnify SELLER for such LOSS or LOSSES.

Section 19.  Dispute Resolution.  Any controversy or claim arising out of or related to this AGREEMENT, or any alleged breach of the terms hereof, shall be settled by arbitration in accordance with the rules, procedures and regulations promulgated by the American Arbitration Association (“ARBITRATION PROCEEDING”).  The PARTIES hereby agree that the award rendered by the person conducting the ARBITRATION PROCEEDING (“ARBITRATOR”) shall be final and non-appealable, and judgment may be entered upon the award in accordance with applicable law in any court having jurisdiction thereof.

Section 20.  Payment Of Arbitration Proceeding Costs And Fees.  All costs and fees incurred by both PARTIES in connection with an ARBITRATION PROCEEDING, including but not limited to their respective attorneys’ fees and the fees to be paid to the ARBITRATOR, shall be paid by the PARTY who is deemed by the ARBITRATOR to be in default under the terms of this AGREEMENT; unless the ARBITRATOR apportions the costs and fees incurred in connection with the ARBITRATION PROCEEDING in a different manner or proportion.

Section 21.  Limitation of Liability.  Notwithstanding any of the terms of this AGREEMENT to the contrary, the AUCTIONEER’s maximum liability for — (i) any breach of the AUCTIONEER’s covenants, agreements and/or indemnifications set forth herein, and (ii) any and all damages of any type or nature whatsoever, whether in contract, tort or otherwise, that may be sustained by the SELLER or any other person or entity that arises from or is otherwise related to this AGREEMENT or the SALE and which is in excess of any applicable insurance coverage — shall be limited to two (2) times the aggregate amounts actually received by the AUCTIONEER as compensation under this AGREEMENT.

Section 22.  Binding Obligation; Assignment.  This AGREEMENT shall be binding upon the PARTIES and their respective successors and assigns.  Neither PARTY may assign its interest in this AGREEMENT without the prior written consent of the other PARTY.

Section 23.  Final Agreement.  This AGREEMENT — and any and all (i) exhibits that are attached hereto and made a part hereof, and (ii) side agreements, letter agreements, and amendments (if any) that are executed by the SELLER and the AUCTIONEER in furtherance of this AGREEMENT — contains the final and entire agreement and understanding of the PARTIES, and any terms and conditions not set forth in this AGREEMENT (or in such exhibits, side letters, letter agreements, and amendments) are not a part of this AGREEMENT and the understanding of the PARTIES.  This AGREEMENT may be amended or altered only in writing signed by the PARTY to be bound by the change or alteration.

Section 24.  Time.  Time is strictly of the essence of this AGREEMENT.

Section 25.  Number, Gender, and Captions.  As used herein, the singular shall include the plural and the plural may refer to only the singular.  The use of any gender shall be applicable to all genders.  The captions contained herein are for purposes of convenience only and are not a part of this AGREEMENT.

Section 26.  Partial Invalidity.  If any term, covenant or condition of this AGREEMENT or its application to any person or circumstances shall be invalid or unenforceable, the remainder of this AGREEMENT, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each term shall be valid and enforceable to the fullest extent permitted by law.

Section 27.  Force Majeure.  Notwithstanding any of the terms of this AGREEMENT to the contrary, the AUCTIONEER shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this AGREEMENT, and the TERMINATION DATE shall be extended accordingly, if the AUCTIONEER — (i) is unable to conduct the SALE, (ii) determines that the SALE should be postponed, or (iii) otherwise is unable to fulfill its obligations hereunder — due to or because of any:  (a) strike or lockout; (b) civil commotion, war-like operation, invasion, rebellion, terrorist act, hostilities, military or usurped power, sabotage, or governmental regulation or control; or (c) hurricane, tornado, flood, mudslide, fire, act of God, or any other cause that is beyond the control of the AUCTIONEER.

Section 28.  Notices.  Any notice required or permitted by or in connection with this AGREEMENT, without implying the obligation to provide any such notice, shall be in writing and shall be made by facsimile (confirmed on the date the facsimile is sent by one of the other methods of giving notice provided for in this Section) or by hand delivery, by Federal Express, or other similar overnight delivery service, or by certified mail, unrestricted delivery, return receipt requested, postage prepaid, addressed to the respective PARTIES at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the respective PARTIES.  If notice is tendered pursuant to the provisions of this Section and is refused by the intended recipient thereof, the notice shall be considered to have been given.

If to the SELLER:

XTENT, INC.

125 Constitution Drive

Menlo Park, CA

Attention:  Ron Austin

Fax. No.:   (650) 475-9401

If to the AUCTIONEER:

COUNSEL RB CAPITAL LLC

267 Central Avenue

3435 Wilshire Blvd., #1870

Los Angeles, CA 90010

Attention:  Adam Reich

Fax. No.:   (310) 559-0924

Section 29.  No Partnership; Etc.  The AUCTIONEER is not in any way or for any purpose a partner of, joint venturer with, or an investor or member of any enterprise with, the SELLER in the conduct of the SELLER’s business, or otherwise.  This AGREEMENT establishes a relationship solely between a seller and an auctioneer as to certain services that are to be rendered.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the SELLER and the AUCTIONEER execute this AGREEMENT as of the date first above written (notwithstanding the actual date of execution and delivery hereof), with the specific intention that this AGREEMENT constitutes a document under seal.  This AGREEMENT may be executed in counterparts and may be delivered via facsimile transmission.

The SELLER:

XTENT, INC.
A Delaware Corporation

By:	/s/ Gregory D. Casciaro
	Name:	Gregory D. Casciaro
	Title:	President & CEO

The AUCTIONEER:

COUNSEL RB CAPITAL LLC
A Delaware corporation

By:	Adam Reich
	Name:	Adam Reich
	Title:	Co-CEO